Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated January 14, 2013

Relating to Preliminary Prospectus Supplement dated January 14, 2013
(To Prospectus dated June 27, 2012)

Registration Statement No. 333–182383

Regal Entertainment Group

$250,000,000 5.750% Senior Notes due 2025

Issuer:	Regal Entertainment Group

Security Type:	Senior Unsecured Notes

Pricing Date:	January 14, 2013

Principal Amount:	$250,000,000

Maturity:	February 1, 2025

Benchmark:	7.625% UST due February 15, 2025

Spread to Benchmark:	371 basis points

Coupon:	5.750%

Price to Public:	100.000%

Yield to Maturity:	5.750%

Interest Payment Dates:	February 1 and August 1

First Interest Payment Date:	August 1, 2013

Optional Redemption:	Callable, on or after the following dates, and at the following prices:

Date	Price
February 1, 2018	102.875%
February 1, 2019	101.917%
February 1, 2020	100.958%
February 1, 2021 and thereafter	100.000%

Make-Whole:	Callable prior to first call date at make-whole call of T+50

Equity Clawback:	Redeem until February 1, 2016 at 105.750% for up to 35.0%

Ratings*:	B3 (Moody’s)/ B- (S&P)

Settlement Date:	January 17, 2013 (T+ 3)

CUSIP / ISIN:	758766AF6 / US758766AF67

Joint Running Managers:	Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Regal Entertainment Group (“Regal”) has filed a registration statement (including a prospectus dated June 27, 2012) and a preliminary prospectus supplement, dated January 14, 2013, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus and other documents that Regal has filed with the SEC for more complete information about Regal and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Regal, the underwriters or any dealer participating in the offering will arrange to send you these documents if you request them by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Barclays Capital Inc. toll-free at 1-888-603-5847; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

This communication supplements, and should be read in conjunction with, the preliminary prospectus supplement, dated January 14, 2013, and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent different from or in addition to the information in the preliminary prospectus supplement or the accompanying prospectus. This communication is qualified in its entirety by reference to the preliminary prospectus supplement and the accompanying prospectus. Financial information presented in the preliminary prospectus supplement or the accompanying prospectus is deemed to have changed to the extent affected by the changes described herein.  Capitalized terms used in this communication but not defined have the meanings given them in the preliminary prospectus supplement.

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